As filed with the Securities and Exchange Commission on January 3, 2025

Registration No. 333-273641

Registration No. 333-232357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE

AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-273641

FORM S-8 REGISTRATION STATEMENT NO. 333-232357

UNDER

THE SECURITIES ACT OF 1933

Manitex International, Inc.

(Exact name of registrant as specified in its charter)

Michigan	42-1628978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Address of Principal Executive Offices) (Zip Code)

Manitex International, Inc. 2019 Equity Incentive Plan, As Amended and Restated

(Full title of the plan)

J. Michael Coffey

Chief Executive Officer

Manitex International, Inc.

9725 Industrial Drive

Bridgeview, Illinois 60455

(708) 430-7500

(Name and address, including telephone number and area code, of agent for service)

With copies to:

Todd M. Kaye

Bryan Cave Leighton Paisner LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

(314) 259-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Manitex International, Inc. (the “Registrant”) is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister all shares of common stock, no par value per share (“Common Stock”), of the Registrant, previously registered under the following Registration Statements on Form S-8 (the “Registration Statements”):

•

Registration Statement No.  333-232357, filed with the SEC on June 26, 2019, registering 279,717 shares of Common Stock issuable pursuant to the Manitex International, Inc. 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”); and

•	Registration Statement No. 333-273641, filed with the SEC on August 3, 2023, registering 1,000,000 shares of Common Stock issuable pursuant to the 2019 Plan.

On January 2, 2025, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of September 12, 2024, by and among the Registrant, Tadano Ltd., a Japanese corporation (“Tadano”) and Lift SPC Inc., a Michigan corporation and wholly owned subsidiary of Tadano (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. As a result of the Merger, the Registrant became a wholly owned subsidiary of Tadano.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the shares of Common Stock registered but remaining unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgeview, State of Illinois, on January 3, 2025.

MANITEX INTERNATIONAL, INC.

By:	/s/ J. Michael Coffey
J. Michael Coffey
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.